Exhibit 10.4

INTEL CORPORATION

NON-EMPLOYEE DIRECTOR

NONQUALIFIED STOCK OPTION AGREEMENT

UNDER THE 2004 EQUITY INCENTIVE PLAN

1.	TERMS OF OPTION

This Nonqualified Stock Option Agreement (this “Agreement”), the Notice of Grant of Stock Options delivered herewith (the “Notice of Grant”) and the Intel Corporation 2004 Equity Incentive Plan (the “2004 Plan”), as such may be amended from time to time, set forth the terms of your option identified in the Notice of Grant.

2.	NONQUALIFIED STOCK OPTION

This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly.

3.	OPTION PRICE

The exercise price of this option (the “option price”) is 100% of the market value of the common stock of Intel Corporation (“Intel”), $.001 par value (the “Common Stock”), on the date of grant, as specified in the Notice of Grant. “Market value” means the average of the highest and lowest sales prices of the Common Stock as reported by NASDAQ.

4.	TERM OF OPTION AND EXERCISE OF OPTION

This option shall be fully exercisable on and after one year from the date of grant, subject to termination or acceleration as provided in this Agreement. After the option has vested, you may exercise the option to purchase up to the number of shares of the Common Stock set forth in the Notice of Grant (to the extent that the option has not been previously exercised and subject only to requirements of this Agreement, the Notice of Grant and the 2004 Plan). Notwithstanding anything to the contrary in Sections 5 through 8 hereof, no part of the option may be exercised after seven (7) years from the date of grant.

1.

The process for exercising the option (or any part thereof) is governed by this Agreement, the Notice of Grant and the 2004 Plan and by your agreements with Intel’s stock plan administrator. Exercises of stock options will be processed as soon as practicable. To the extent permitted by applicable law, the option price may be paid (a) in cash, (b) by arrangement with Intel’s stock plan administrator which is acceptable to Intel where payment of the option price is made pursuant to an irrevocable direction to the broker to deliver all or part of the proceeds from the sale of the shares of the Common Stock issuable under the option to Intel, or (c) by delivery of any other lawful consideration approved in advance by the Committee of the Board of Directors of Intel established pursuant to the 2004 Plan (the “Committee”), or (d) in any combination of the foregoing. Fractional shares may not be exercised. Shares of the Common Stock will be issued as soon as practical. You will have the rights of a stockholder only after the shares of the Common Stock have been issued. For administrative or other reasons, Intel may from time to time suspend the ability to exercise options for limited periods of time.

Notwithstanding the above, Intel shall not be obligated to deliver any shares of the Common Stock during any period when Intel determines that the exercisability of the option or the delivery of shares hereunder would violate any federal, state or other applicable laws.

5.	TERMINATION OF SERVICE AS DIRECTOR

Except as expressly provided otherwise in this Agreement, if your service as a member of Intel’s Board of Directors terminates for any reason other than death, Disablement (defined below), or Retirement (defined below), you may at any time prior to ninety (90) calendar days from the date of such termination of service exercise this option to the extent it was exercisable on the date of termination. The option shall terminate at the close of business on the 90th day to the extent that it is unexercised.

6.	DEATH

Except as expressly provided otherwise in this Agreement, if you die during your term of service as a director, the executor of your will, administrator of your estate or any successor trustee of a grantor trust may exercise the option at any time prior to 365 days from the date of death. The number of shares of the Common Stock that may be acquired under the option upon exercise by the estate or beneficiary shall equal the total number of shares of Common Stock subject to the option, whether or not exercisable on the date of death, reduced by the number of shares of Common Stock (if any) previously issued under the option.

Except as expressly provided otherwise in this Agreement, if you die prior to ninety (90) days after termination of your service as a member of Intel’s Board of

2.

Directors, the executor of your will or administrator of your estate may exercise the option at any time prior to 365 days from the date of termination of your service as a director to the extent that it was exercisable on the date of termination.

The option shall terminate at the close of business on the applicable expiration date described in this Section 6, to the extent that it is unexercised.

7.	DISABILITY

Except as expressly provided otherwise in this Agreement, if your service as a member of Intel’s Board of Directors terminates due to your Disablement, you may exercise the option, whether or not the option was exercisable on the date of termination, up to 365 days from the date of termination. At the close of business on the 365th day from the date of termination of service, the option shall terminate to the extent that it is unexercised. For purposes of this Agreement, “Disablement” means a physical condition arising from an illness or injury, which renders an individual incapable of performing work in any occupation. The determination as to an individual’s Disablement shall be made in accordance with the standards and procedures of the then-current Long Term Disability Plan maintained by Intel and shall be conclusive on all of the parties.

8.	RETIREMENT

If you retire from service as a member of Intel’s Board of Directors at or after age 60 (“Retirement”), you may exercise the option at any time prior to 365 days from the date of your Retirement, whether or not it was exercisable as of the date of your Retirement. At the close of business on the 365th day from your date of Retirement, the option shall terminate to the extent that it is unexercised.

9.	INCOME TAXES WITHHOLDING

Nonqualified stock options are taxable upon exercise. To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to Intel for the satisfaction of any withholding tax obligations that arise by reason of an option exercise and, if applicable, any sale of shares of the Common Stock. Intel shall not be required to issue shares of the Common Stock or to recognize any purported transfer of shares of the Common Stock until such obligations are satisfied. The Committee may permit these obligations to be satisfied by having Intel withhold a portion of the shares of the Common Stock that otherwise would be issued to you upon exercise of the option, or to the extent permitted by the Committee, by tendering shares of the Common Stock previously acquired.

3.

10.	NON-TRANSFERABILITY OF OPTION

Unless otherwise provided by Intel’s Board of Directors, each option shall be transferable only

(a)	pursuant to your will or upon your death to your beneficiaries, or

(b)	by gift to your Immediate Family (defined below), partnerships whose only partners are you or members of your Immediate Family, limited liability companies whose only shareholders are you or members of your Immediate Family, or trusts established solely for the benefit of you or members of your Immediate Family.

For purposes of this Agreement, “Immediate Family” is defined as your spouse or domestic partner, children, grandchildren, parents, or siblings.

With respect to transfers by gift, options are transferable only to the extent the options are exercisable at the time of transfer. Any purported assignment, transfer or encumbrance that does not qualify under subsections (a) and (b) above shall be void and unenforceable against the Corporation.

Any option transferred by you pursuant to this section shall not be transferable by the recipient except by will or the laws of descent and distribution.

The transferability of options is subject to any applicable laws of your country of residence.

11.	AMENDMENTS

The 2004 Plan and the option may be amended or altered by the Board of Directors of Intel to the extent provided in the 2004 Plan.

12.	THE 2004 PLAN AND OTHER AGREEMENTS; OTHER MATTERS

(a)	The provisions of this Agreement and the 2004 Plan are incorporated into the Notice of Grant by reference. Certain capitalized terms used in this Agreement are defined in the 2004 Plan.

This Agreement, the Notice of Grant and the 2004 Plan constitute the entire understanding between you and Intel regarding the option. Any prior agreements, commitments or negotiations concerning the option are superseded.

(b)	To the extent that the option refers to the Common Stock of Intel, and as required by the laws of your residence, only authorized but unissued shares thereof shall be utilized for delivery upon exercise by the holder in accord with the terms hereof.

4.

(c)	Because this Agreement relates to terms and conditions under which you may purchase Common Stock of Intel, a Delaware corporation, an essential term of this Agreement is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of Delaware or other jurisdictions. The Committee may provide that any dispute as to this Agreement shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.

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